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                                                                    EXHIBIT 99.1

                       Amendment dated February 6, 2003 to
           Amended and Restated Non-U.S. Employee Stock Purchase Plan

                                    AMENDMENT
                                       TO
                                  EMBREX, INC.
           AMENDED AND RESTATED NON-U.S. EMPLOYEE STOCK PURCHASE PLAN

THIS AMENDMENT to the Embrex, Inc. Amended and Restated Non-U.S. Employee Stock Purchase Plan (the "Plan") is made effective as of the 6th day of February 2003.

WHEREAS, the Plan was previously amended and restated in July 2000;

WHEREAS, the Board of Directors of Embrex, Inc. (the "Company") has determined that it would be in the best interests of the Company and its shareholders to further amend the Plan; and

WHEREAS, on February 6, 2003, the Board of Directors approved an amendment to the Plan as set forth below;

NOW, THEREFORE, pursuant to Article IX of the Plan, Section 9.02 of the Plan is hereby amended by deleting such Section in its entirety and inserting in lieu thereof a new Section 9.02 to read as follows:

         "9.02 Automatic Termination. The Plan will terminate automatically on May 30, 2008, unless extended by the Board of Directors. The Board of Directors may by resolution extend the Plan for one or more additional periods of five (5) years each."

This Amendment is limited as specified and shall not constitute a modification or amendment of any other provision of the Plan.

Approved by the Board of Directors on February 6, 2003.

IN WITNESS WHEREOF, the undersigned officer has duly executed this Amendment on or about April 1, 2003 with an effective date as of February 6, 2003.

                                             ATTESTED BY:



                                             /s/ Don T. Seaquist
                                             -------------------
                                             Don T. Seaquist
                                             Secretary